UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2009

A. SCHULMAN, INC.
 (Exact name of registrant as specified in its charter)

Delaware	0-7459	34-0514850
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3550 West Market Street, Akron, Ohio	44333
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 666-3751

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On August 28, 2009, A. Schulman, Inc. (the “Company”) entered into an amendment to the employment agreement of Jack B. Taylor, the Company’s General Manager – Asia (the “Taylor Amendment”), which was initially executed on May 28, 2003, and subsequently amended on August 31, 2008 (the “Taylor Agreement”). The material modifications provided in the Taylor Amendment are summarized below:

•
The Taylor Amendment provides that Mr. Taylor’s base salary shall be established at 200,000 Euros, subject to annual revision, with a 50% bonus potential, which shall be evaluated based upon the achievement of specific income and cash flow targets for the Company’s Asia region and adjusted based upon the accomplishment of certain specified personal goals. Mr. Taylor’s bonus shall be administered on the same basis as bonus arrangements for other executives of the Company at the same level of responsibility.

•
The Taylor Amendment provides that the term of the Taylor Agreement shall be extended to continue until December 31, 2011, provided that either Mr. Taylor or the Company may terminate the Taylor Agreement at the end of the first year upon 60 days prior notice.

•
Pursuant to the Taylor Amendment, Mr. Taylor shall be entitled to receive certain equity award grants, the material terms of which are to be determined by the Company’s Compensation Committee, provided that Mr. Taylor is still employed with the Company through the term of the Taylor Agreement.

•	Subject to the modifications provided in the Taylor Amendment, the Taylor Agreement remains unchanged and in full force and effect. The effective date of the Taylor Amendment is August 31, 2009.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. Schulman, Inc.

By: /s/ David C. Minc
David C. Minc
Vice President, General Counsel and Secretary

Date: September 2, 2009